CUSIP No. 45071R109	13G	Page 10 of 11 Pages

EXHIBIT 1

AGREEMENT TO FILE JOINT

STATEMENTS ON SCHEDULE 13G

THIS AGREEMENT is entered into as of the 15th day of September, 2016 by and among Addington Hills Ltd., a company organized under the laws of the Bahamas, The Pink Trust, a trust organized under the laws of Jersey (the “Trust”), and PraxisIFM Trustees SA, a company organized under the laws of Switzerland (the “Trustee”).

W I T N E S S E T H

WHEREAS, Addington Hills Ltd., the Trust and the Trustee may each be deemed to hold beneficial ownership of more than five percent of the shares of the Common Stock of Ixia, a California corporation (the “Ixia Common Stock”);

WHEREAS, the Ixia Common Stock has been registered by Ixia under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Act”);

WHEREAS, pursuant to Rule 13d-1 under the Act, any person who holds more than five percent of such a class of registered equity securities is, under certain circumstances, permitted and/or required to file with the Securities and Exchange Commission a statement on Schedule 13G; and

WHEREAS, Rule 13d-1(k) under the Act provides that, whenever two or more persons are permitted to file a statement on Schedule 13G with respect to the same securities, only one such statement need be filed, provided such persons agree in writing that such statement is filed on behalf of each of them;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

Addington Hills Ltd., the Trust and the Trustee each hereby agree, in accordance with Rule 13d-1(k) under the Act, to file jointly statements on Schedule 13G and amendments thereto (collectively, the “Statements”) with respect to the Ixia Common Stock beneficially owned or deemed to be beneficially owned by each of them pursuant to Sections 13(d) and 13(g) of the Act and the rules thereunder.

Addington Hills Ltd., the Trust and the Trustee each hereby agree that the Statements shall be filed jointly on behalf of each of them, and that a copy of this Agreement shall be filed as an exhibit thereto when and as required in accordance with Rule 13d-1(k)(iii) under the Act.

This Agreement may be executed in counterparts which together shall constitute one agreement.

CUSIP No. 45071R109	13G	Page 11 of 11 Pages

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be signed on their behalf by their duly authorized representatives as of the date first above written.

Addington Hills Ltd.

By:	IFM Corporate Directors, Sole Director

By:	/s/ Fritha Beck
Print Name:	Fritha Beck
Title:	Director

By:	/s/ Isabelle Weber Claude
Print Name:	Isabelle Weber Claude
Title:	Director

PraxisIFM Trustees SA,
on behalf of itself and as Trustee of The Pink Trust

By:	/s/ Fritha Beck
Print Name:	Fritha Beck
Title:	Director

By:	/s/ Isabelle Weber Claude
Print Name:	Isabelle Weber Claude
Title:	Authorized Signatory